Exhibit 99.1

Brian Shelton Named CFO of RealPage

RICHARDSON, Texas (November 5, 2020) -- RealPage, Inc. (NASDAQ: RP), a leading global provider of software and data analytics to the real estate industry, today announced that Brian Shelton has been named Executive Vice President, Chief Financial Officer and Treasurer of RealPage. Shelton, who previously served as the company’s Senior Vice President and Chief Accounting Officer, has been serving as interim Chief Financial Officer and Treasurer since August 2020. Shelton brings more than two decades of finance and accounting experience and will report directly to RealPage’s Chairman and Chief Executive Officer, Steve Winn.

“Brian has been an integral part of the RealPage leadership team and has led numerous initiatives to improve the financial and operational performance of RealPage over the past six years,” said Steve Winn, Chairman and CEO of RealPage. “As Chief Financial Officer, Brian will help us to execute on our plans to deliver strong financial performance, accelerate organic revenue growth and drive efficiencies and expanding margins, and ultimately enhance long-term shareholder value.”

Shelton has been with RealPage since 2014. He has served as the Company’s Senior Vice President and Chief Accounting Officer since January 2020. Prior to that, he served as Senior Vice President, Finance, where his primary responsibilities included financial planning and analysis, merger and acquisition support, and financial reporting. From 2004 through 2014, Shelton held various financial leadership roles at St. Jude Medical, Inc., a global medical device manufacturer acquired by Abbot Laboratories in 2017. Prior to joining St. Jude Medical, Inc., Shelton held positions with Ernst & Young LLP and Arthur Andersen LLP.

“I am honored and excited to expand my role at RealPage and continue to build on our strong momentum in the marketplace,” said Shelton. “RealPage has executed on a compelling vision over the last decade and I am thrilled to help build on that success in 2021 and beyond.”
Shelton received his B.S. in Accountancy from Northern Arizona University and his M.B.A. from the Cox School of Business at Southern Methodist University.

About RealPage

RealPage provides a technology platform that enables real estate owners and managers to change how people experience and use rental space. Clients use the platform to gain transparency into asset performance, leverage data insights and monetize space to create incremental yields. Founded in 1998 and headquartered in Richardson, Texas, RealPage currently serves over 19 million units worldwide from offices in North America, Europe and Asia. For more information about RealPage, please visit https://www.RealPage.com.